Exhibit 4.1

Agreement regarding Settlement of Interconnection and Roaming, Transmission Line Leasing, Usage of Spectrum Frequency & Numbering Resources

This agreement (the “Agreement”) is entered into by and between the following parties on July 1, 2004, in Beijing, People’s Republic of China (the “PRC”):

1.	China Mobile (Hong Kong) Limited, a limited liability company duly incorporated and validly existing under the laws of Hong Kong with its legal address at 60/F., The Center, 99 Queen’s Road Central, Hong Kong (“Party A”);

2.	China Mobile Communications Corporation, a State-owned enterprise duly incorporated and validly existing under the laws of the PRC with its legal address at No.29, Jin Rong Avenue, Xi Cheng District, Beijing, the PRC ( “Party B”);

WHEREAS,

1.	Party A is a company whose common shares are listed on the Stock Exchange of Hong Kong Limited and the New York Stock Exchange.

2.	Party B is the indirect controlling shareholder of Party A.

3.	Party A is purchasing from Party B the entire interest in the ten regional mobile companies in Neimenggu and nine other provinces and autonomous regions, and Beijing P&T Consulting & Design Institute Company Limited and China Mobile Communication Company Limited ( “CMC”) (the “Acquisition”). Upon the completion of the Acquisition, Party A will own, directly or indirectly, 100% equity interests in 31 operational subsidiaries engaging in the telecommunication business (the “OpCos”) throughout Mainland China;

4.	Party B previously entered into various interconnection agreements with China Telecommunications Corporation (“China Telecom”), China Netcom Corporation Limited (“China Netcom”) and other telecommunications operators (collectively as “Telecommunications Operators”), respectively. Party A and its OpCos need to provide mobile services to its subscribers through the cooperation under these interconnection agreements entered into between Party B and the Telecommunications Operators.

5.	Party B previously entered into various international roaming agreements (the “International Roaming Agreements”) with certain international mobile telecommunications operators and those in Hong Kong, Macau and Taiwan (collectively as “International Operators”), respectively. Party A and its OpCos need to provide international long distance mobile telecommunications services and roaming services to its subscribers through the cooperation under these international roaming agreements entered into between Party B and the International Operators.

6.	Party B owns the nationwide mobile telecommunications spectrum frequency and numbering resources allocated to it by the Ministry of Information Industry of the PRC ( the “MII”). Party A and its OpCos need to use these spectrum frequency and numbering resources.

7.	Party B has previously entered into or will enter into various long distance transmission line leasing agreements (the “Transmission Line Leasing Agreements”) with Telecommunications Operators and other long distance transmission line providers including radio broadcasting and television media companies (the “Transmission Line Providers”), respectively. In accordance with these agreements, Party B has leased or will lease certain long distance transmission lines provided by the Transmission Line Providers. Party A and its OpCos need to use these long distance transmission lines leased or to be leased by Party B.

8.	Prior to the execution of this Agreement, Party A and its certain OpCos had made arrangements and executed agreements with Party B in relation to interconnection and roaming, inter-provincial long distance transmission line leasing, spectrum frequency and numbering resources usage (the “Previous Agreements”)

9.	In coping with the development and adjustment of business scope and strategy of Party A and Party B, the Previous Agreements entered into between Party A and its certain OpCos and Party B shall be terminated upon the completion of the Acquisition.

10.	After the termination of relevant arrangements under the Previous Agreements, Party A and Party B shall reach some new agreements in relation to settlement of interconnection and roaming, transmission lines leasing, usage of spectrum frequency and numbering resources.

For the purpose of this Agreement, the above said International Operators, the MII, Telecommunications Operators and Transmission Line Providers are collectively referred to as “Relevant Third Parties” hereinafter.

THEREFORE, following amicable consultation, Party A and Party B have concluded the following agreements to re-clarify the arrangements in relation to the settlement of interconnection and roaming, inter-provincial transmission lines leasing, usage of spectrum frequency and numbering resources:

1.	relevant arrangements

1.1	To facilitate its execution, Party A shall, on its own behalf and on behalf of its 31 OpCos, execute this Agreement and make the relevant arrangements under this Agreement.

1.2	Interconnection between telecommunications networks

1.2.1	Party B shall, on behalf of Party A, maintain the interconnection arrangements with the Telecommunications Operators and perform the relevant agreements, while the 31 OpCos of Party A shall perform the actual interconnection work under the relevant agreements.

1.2.2	Party B shall, on behalf of Party A and its OpCos, settle all the relevant usage fees and other fees with the Telecommunications Operators pursuant to the interconnection agreements, while the actual incomes or expenses shall be enjoyed and undertaken by Party A and its OpCos.

1.2.3	Party B herein agrees, upon Party A’s request or notice from time to time, to negotiate with the Telecommunications Operators and modify, revise, supplement, renew or execute new interconnection agreements.

1.3	Settlement of International Roaming

1.3.1	During the effective period of this Agreement and before Party A or its subsidiaries are legally qualified and replace Party B to execute agreements regarding the international roaming arrangements with all International Operators, Party B shall maintain its settlement arrangements regarding roaming services with International Operators and perform the relevant International Roaming Agreements, while CMC shall undertake the actual work of fee collection and settlement under the said agreements and the 31 OpCos of Party A shall implement the actual roaming services. In the course of the above period, the actual work of fee collection and settlement under any new international roaming agreements entered into between Party B and International Operators shall be performed by CMC.

1.3.2	Party B shall, on behalf of Party A and its OpCos, settle the relevant usage fees and other fees with the International Operators pursuant to the International Roaming Agreements.

1.3.3	Party B herein agrees, upon Party A’s request or notice from time to time, to negotiate with the International Operators and modify, revise, supplement, renew or execute new international roaming agreements.

1.4	Transmission Line Leasing

1.4.1	Party B shall, on behalf of Party A, maintain the arrangements with the Transmission Line Providers regarding the lease of transmission line and continue to perform the relevant agreements, and transfer all leased long distance transmission lines to Party A or its designated OpCos for use who, as the actual leaser, shall take full responsibilities and enjoys all rights.

1.4.2	All leasing fees of the above said transmission lines shall be borne by Party A. Party B collects all leasing fees from Party A or designated OpCos of Party A and pays the leasing fees to the relevant Transmission Line Providers.

1.4.3	During the effective period of this Agreement, Party A or its designated OpCos shall, as the actual leaser and in accordance with Article 1.4.1 and 1.4.2 of this Agreement, take full responsibilities and enjoy all rights under the Transmission Line Leasing Agreement entered into by Party B and all Transmission Line Providers.

1.4.4	Party B herein agrees, upon Party A’s request or notice from time to time, to negotiate with the Transmission Line Providers and modify, revise, supplement, renew or execute new Transmission Line Leasing Agreements.

1.5	Spectrum Frequency and Numbering Resources Usage

1.5.1	Party B transfers all spectrum frequency and numbering resources allocated to it by the MII to Party A or designated OpCos of Party A for use. Party B collects all usage fees of spectrum frequency and numbering resources determined by the MII from Party A or designated OpCos of Party A and pays the usage fees to the MII.

1.5.2	Party B herein agrees to apply for new spectrum frequency and numbering resources, pursuant to Party A’s request or notice from time to time, and transfer the relevant new spectrum frequency and numbering resources obtained to Party A or designated OpCos of Party A for use.

2.	relevant expenses

2.1	Party B herein agrees and confirms that Party B accepts the relevant terms under this Agreement and provides relevant services for free, and will not charge Party A or Party A’s OpCos for any services provided.

2.2	Party B herein agrees to, upon the effectiveness of this Agreement, cease to make settlement with Party A in relation to tariffs, including but not limited to, base tariffs, international roaming charges, international long distance calling charges, and international roaming and international long distance calling charges, pursuant to terms of the former Settlement Agreements of Inter-provincial interconnection, Domestic and International Roaming.

3.	Responsibility and Obligation

3.1	Responsibilities and Obligations of Party A

3.1.1	Party A shall pay Party B the relevant settlement fees, transmission line leasing fees and usage fees of spectrum frequency and numbering resources two working days before the due date pursuant to the agreements entered into between party B and Relevant Third Parties. Party B then shall make payments to the Relevant Third Parties.

3.1.2	Party A shall recognise each and every agreement entered into between Party B and Relevant Third Parties in relation to the subject matters of this Agreement.

3.1.3	Under the circumstances where Party A needs to increase or adjust leased transmission lines due to the expansion of network capacity, Party A should provide with Party B its transmission line leasing plan in advance for Party B to apply to the transmission providers. The transmission line leasing plan should include the detailed description, implementation date, expansion scale of network capacity and technical standards of the network expansion and adjustment plan.

3.1.4	To ensure the timely opening of the transmission lines leased by Party A, Party A should apply to Party B in advance and provide with the opening date and location of transmission lines. Except for expansion of network capacity, under the circumstances where Party A needs to lease a small quantity of transmission lines, Party A also should apply to Party B in advance and provide with the opening date and location of the transmission lines.

3.2	Responsibilities and Obligations of Party B

3.2.1	Party B shall endeavour to perform its obligations under this Agreement and ensure its performance within the scope of this Agreement.

3.2.2	Party B shall notify Party A in a timely manner of the interconnection agreements, International Roaming Agreements, international roaming charges and international long distance rates of international operators.

3.2.3	Party B shall transfer all settlement payment to the banking account designated by Party A within 2 working days after its receipt of payment from the Telecommunications Operators and the International Operators.

3.2.4	Party B shall urge the Transmission Line Providers to properly maintain the leased inter-provincial transmission lines and other transmission lines pursuant to relevant procedures and standards, and shall be obliged to urge Transmission Line Providers to repair the broken-down transmission lines leased by Party B within the repairing time limit stipulated by the state.

3.2.5	Under the circumstances where transmission lines leased by Party B have to be temporarily closed due to reasons such as launch of light cables, machinery shutdown for maintenance and where Party B had been notified by the Transmission Line Providers, Party B shall notify Party A within a reasonable period of time and urge the Transmission Line Providers to take appropriate measures to ensure the functioning of the transmission lines.

3.2.6	Party B shall make payment to the Relevant Third Parties within two working days upon the receipt of relevant settlement fee, transmission line leasing fees, and spectrum frequency and numbering resources usage fees from Party A.

3.2.7	Party B shall obtain Party A’s prior consent in writing in negotiating, modifying, revising, supplementing, renewing or executing new relevant agreements with the Relevant Third Parties in relation to the matters that should be performed by Party B under this Agreement.

4.	Liabilities Arising from Breach of Contract

4.1	In case that Party A fails to perform any of its obligations to the Relevant Third Parties and result in any dispute between any third party and Party B and cause any losses to Party B, Party A shall compensate Party B for any and all losses and expenses incurred by Party B for settlement of the dispute.

4.2	In case that Party B fails to make payments to the Relevant Third Parties in a timely manner upon receipt of payments from Party A in accordance with Article 3.2.6 of this Agreement, or fails to make payments to Party A in a timely manner upon receipt of payments from the International Operators in accordance with Article 3.2.3 of this Agreement, Party B should pay Party A a penalty of 0.05% of the amount of the late payment for each day of delay. Party B shall compensate Party A for any and all losses and expenses incurred by Party A arising from any possible claim of the Relevant Third Parties.

4.3	In case that Party B takes any action that surpasses the scope of this Agreement and causes any losses or damages to Party A or itself, Party B shall take any and all responsibilities for compensation to Party A and its own losses and expenses.

5.	Effectiveness and Term of this Agreement

5.1	After it has been duly executed by the legal persons or representatives of Party A and Party B, the Agreement shall come into effect on the date of the completion of the Acquisition.

5.2	This Agreement shall be valid until 31 March 2007.

5.3	Subject to the applicable laws and regulations, this Agreement will automatically extend 3 years upon the expiration of this Agreement or upon the expiration of extension period, unless either Party A or Party B gives a written notice to the other party 60 days before the expiration of this Agreement or any extension period informing that it will not renew this Agreement.

6.	Confidentiality

Unless otherwise provided or required by the laws or regulatory authorities, neither party shall, without prior written consent (each party shall not refuse or delay to give the consent without any reasons) of the other party, offer or disclose the contents of this Agreement or any other materials or information related to the business of the other party to any companies, enterprises, organizations or individuals.

7.	Assignment

Neither party shall, without prior written consent of the other party, transfer or assign any and all of its right(s) or obligation(s) under this Agreement.

8.	Governing Law and Settlement of Dispute

8.1	This Agreement shall be governed by, construed and executed in accordance with the law of the PRC.

8.2	Any dispute arising from or in connection with the effectiveness, interpretation or performance of this Agreement shall first be settled by Party A or Party B through friendly negotiations. In the case that no resolution is reached through consultations within 30 days after the occurrence of such dispute, any party may submit such disputes to Hong Kong International Arbitration Center for arbitration in Hong Kong in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on each party to this Agreement. Except for the matters under dispute and submitted for arbitration, the remaining provisions of this Agreement shall remain in effect.

9.	Miscellaneous

9.1	Upon the unanimous agreement of the Party A and Party B hereto, the Agreement may be amended or supplemented and any of such amendment or supplementary to the Agreement shall be effective only if they are in writing and executed by the legal persons or authorized representatives of Party A and Party B.

9.2	This Agreement is severable. Should any provision hereof for any reason at any time be declared invalid, illegal or unenforceable, then the validity and enforceability of the remaining provisions herein shall remain intact.

9.3	This Agreement is executed in Chinese in four (4) original counterparts, two (2) of which shall be retained by each party hereto. Each counterpart is equally effective.

China Mobile (Hong Kong) Limited	China Mobile Communications Corporation

Legal Person or Authorized representative (signature)	Legal Person or Authorized representative (signature)

/s/ LU Xiangdong	/s/ ZHANG Ligui